Exhibit 10.5

FORM OF

TAX MATTERS AGREEMENT

by and among

Post Holdings, Inc.,

BellRing Brands, Inc.

and

BellRing Brands, LLC

Dated as of                     , 2019

ARTICLE I

Definitions

Section 1.01	General	1

Section 1.02	Rules of Interpretation	5

ARTICLE II

Preparation, Filing and Payment of Taxes Shown Due on Tax Returns

Section 2.01	Post Consolidated Returns	5

Section 2.02	Allocation of Taxes	6

Section 2.03	Tax Treatment of Payments	7

ARTICLE III

Indemnification for Taxes

Section 3.01	Indemnified Taxes	7

Section 3.02	Refunds of Pre-Closing Taxes	8

Section 3.03	Apportionment	8

Section 3.04	Tax Treatment of Payments	8

Section 3.05	Survival	8

ARTICLE IV

Cooperation

Section 4.01	Cooperation for Spin-Off Transaction	8

Section 4.02	Cooperation for Tax Audits	8

ARTICLE V

Miscellaneous

Section 5.01	Governing Law	9

Section 5.02	Dispute Resolution	9

Section 5.03	Severability	9

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TAX MATTERS AGREEMENT

THIS TAX MATTERS AGREEMENT (this “Agreement”), dated as of                     , 2019 (the “Closing Date”) is entered into by and among Post Holdings, Inc., a Missouri corporation (“Post”), BellRing Brands, Inc., a Delaware corporation (“BellRing Inc.”), and BellRing Brands, LLC, a Delaware limited liability company (“BellRing LLC” and, together with Post and BellRing Inc., the “Parties”).

RECITALS

WHEREAS, pursuant to the terms of the Master Transaction Agreement (the “Master Transaction Agreement”), dated as of                     , 2019 by and among Post, BellRing Inc. and BellRing LLC, the parties thereto have agreed to consummate the separation of BellRing LLC and its business from Post as contemplated thereby, and to take the other actions contemplated in such Master Transaction Agreement (collectively, the “Formation Transactions”);

WHEREAS, pursuant to the Formation Transactions, assets of Post and its applicable Subsidiaries shall be transferred to, and liabilities assumed by, BellRing LLC and its applicable Subsidiaries, and the Parties intend for such transfer to be treated for U.S. federal Income Tax purposes as a tax-free contribution of such assets to BellRing LLC by Post and its applicable Subsidiaries under Section 721 of the Code;

WHEREAS, following the Formation Transactions, Post and BellRing Inc. will own the common units in BellRing LLC; and

WHEREAS, the Parties wish to allocate the burden for Income Taxes (as defined below) imposed on Post and the BellRing LLC Entities (as defined below) in respect of their income in a fair and equitable manner.

NOW, THEREFORE, in consideration of these premises, and of the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

Definitions

Section 1.01 General. As used in this Agreement, the following terms shall have the following meanings.

“Accounting Firm” has the meaning set forth in Section 5.02.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“BellRing Inc.” has the meaning set forth in the preamble to this Agreement.

“BellRing LLC” has the meaning set forth in the preamble to this Agreement.

“BellRing LLC Entity” means BellRing LLC and any other entity that is a member of the BellRing LLC Group.

“BellRing LLC Group” means (a) BellRing LLC and each Person (including any Person treated as a disregarded entity for U.S. federal Income Tax purposes (or for purposes of any state, local, or foreign tax law)) in which BellRing LLC directly or indirectly has an interest, if such Person would be required to join in a Tax Return on a consolidated, combined or unitary basis with BellRing LLC if BellRing LLC or such Person, as applicable, were not required to join in a Tax Return on a consolidated, combined or unitary basis with Post, (b) any corporation (or other Person) that shall have merged or liquidated into any such Person and (c) any predecessor or successor to any Person otherwise described in this definition.

“BellRing LLC Separate Tax Attribute” means Tax Attributes of BellRing LLC or the relevant members of the BellRing LLC Group, in each case, to the extent arising after the Closing Date, treating all such Tax Attributes as being subject to the limitations under applicable Tax law (including limitations on carrybacks and carryforwards) that would apply to the extent that any such members of the BellRing LLC Group would (but for their inclusion in a Post Consolidated Return) be entitled to file a Tax Return on a consolidated, combined or unitary basis solely with other members of the BellRing LLC Group.

“BellRing LLC Taxes” means, in cases when any member of the BellRing LLC Group is included in a Post Consolidated Return, the hypothetical stand-alone Income Tax liability of the BellRing LLC Group or of any members of the BellRing LLC Group (as the case requires), for any taxable period (or portion thereof) beginning after the Closing Date, determined on the following basis: (i) to the extent that members of the BellRing LLC Group would (but for their inclusion in a Post Consolidated Return) be entitled to file a Tax Return on a consolidated, combined or unitary basis solely with other members of the BellRing LLC Group, such Income Tax liability shall be determined as though such members filed on a consolidated, combined or unitary basis, as applicable, solely with such other members of the BellRing LLC Group and (ii) taxable income of the BellRing LLC Group and/or any of its members shall be calculated by taking into account the BellRing LLC Separate Tax Attributes.

“Business Day” means a day, other than Saturday, Sunday, or other day on which commercial banks in New York, New York are authorized or required by applicable law to close.

“Closing Date” has the meaning set forth in the preamble to this Agreement.

“Closing of the Books Method” means the apportionment of items between portions of a taxable period based on a closing of the books and records on the close of the Closing Date (in the event that the Closing Date is not the last day of the taxable period, as if the Closing Date were the last day of the taxable period), subject to adjustment for items accrued on the Closing Date that are properly allocable to the Post-Closing Period, and subject to adjustment for Tax payments made after the Effective Time, which will be allocated to the Post-Closing Period under the principles of Treasury Regulations Section 1.1502-76; provided that any items not susceptible to such apportionment shall be apportioned on the basis of elapsed days during the relevant portion of the taxable period.

“Code” means the Internal Revenue Code of 1986, as amended.

“Control” (including the terms “controlling” and “controlled”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of such subject Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Effective Time” means 11:59 pm on the Closing Date.

“Formation Transactions” has the meaning set forth in the recitals to this Agreement.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“Income Tax Return” means any Tax Return on which Income Taxes are reflected or reported.

“Income Taxes” means any U.S. federal, state, local, or foreign taxes, assessments or similar charges, in whole or in part, based upon, measured by, or calculated with respect to net income or profits, gross income, net worth or gross receipts (including any capital gains Tax, but not including sales, use, real or personal property, transfer, payroll or similar Taxes), and any interest, penalties, or additional amounts related thereto.

“Indemnified Taxes” has the meaning set forth in Section 3.01 of this Agreement.

“LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of BellRing LLC, dated as of the date hereof, as such agreement may be further amended, restated, supplemented, and/or otherwise modified from time to time.

“Master Transaction Agreement” has the meaning set forth in the recitals to this Agreement.

“Parties” has the meaning set forth in the preamble to this Agreement.

“Person” or “person” means a natural person, corporation, company, joint venture, individual business trust, trust association, partnership, limited partnership, limited liability company, association, unincorporated organization or other entity, including a Governmental Authority.

“Post” has the meaning set forth in the preamble to this Agreement.

“Post-Closing Period” means any taxable period (or portion thereof) beginning after the Closing Date, including for the avoidance of doubt, the portion of any Straddle Period beginning after the Closing Date.

“Post Consolidated Return” means any U.S. federal consolidated Income Tax Return required to be filed by Post or a member of the Post Group as the “common parent” of an “affiliated group” (in each case, within the meaning of Section 1504 of the Code), and any consolidated, combined, unitary or similar Income Tax Return required to be filed by Post or any member of the Post Group under a similar or analogous provision of state, local or non-U.S. law.

“Post Group” means (a) Post and each Person (including any Person treated as a disregarded entity for U.S. federal Income Tax purposes (or for purposes of any state, local, or foreign tax law)) required to join in a Tax Return on a consolidated, combined, or unitary basis with Post, (b) any corporation (or other Person) that shall have merged or liquidated into Post or any such Person and (c) any predecessor or successor to any Person otherwise described in this definition, in each of (a), (b) and (c), other than BellRing LLC or any member of the BellRing LLC Group.

“Post Separate Tax Attribute” means Tax Attributes of the Post Group excluding for this purpose the BellRing LLC Group and any members of the BellRing LLC Group (as the case requires), and treating all such Tax Attributes as being subject to the limitations under applicable Tax law (including limitations on carrybacks and carryforwards).

“Post Separate Taxes” means the hypothetical stand-alone Income Tax liability of the Post Group excluding for this purpose the BellRing LLC Group and any members of the BellRing LLC Group (as the case requires) for any taxable period (or portion thereof) beginning after the Closing Date, determined under similar principles as used for the calculation of BellRing LLC Taxes.

“Pre-Closing Period” means any taxable period (or portion thereof) ending on or before the Closing Date, including for the avoidance of doubt, the portion of any Straddle Period ending on the Closing Date.

“Straddle Period” means any taxable period that begins on or before and ends after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities, (ii) the total combined equity interests, or (iii) the capital or profit interests, in the case of a partnership, or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

“Taxes” means any and all U.S. federal, state, local, or foreign taxes, assessments or similar charges, and any interest, penalties, or additional amounts related thereto.

“Tax Attributes” means net operating losses, capital losses, investment tax credit carryovers, section 163(j) carryovers, earnings and profits including those previously taxed, foreign tax credit carryovers, overall foreign losses, previously taxed income, separate limitation losses and any other losses, deductions, credits or other comparable items that could reduce a Tax liability for a past or future taxable period.

“Tax Return” means any return, report, certificate, form, or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, or declaration of estimated Tax) supplied to, or filed with, or required to be supplied to, or filed with, a taxing authority in connection with the payment, determination, assessment or collection of any Tax or the administration of any laws relating to any Tax and any amended Tax return or claim for a refund (or credit in lieu thereof) of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied to other Taxes payable), including any interest paid on or with respect to such refund of Taxes.

“Treasury Regulations” means the proposed, final and temporary Income Tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

Section 1.02 Rules of Interpretation. The Parties agree that the Other Definitional and Interpretative Provisions provided in Section 1.02 of the LLC Agreement shall apply equally, mutatis mutandi, to this Agreement.

ARTICLE II

Preparation, Filing and Payment of Taxes Shown Due on Tax Returns

Section 2.01 Post Consolidated Returns.

(a) For so long as any BellRing LLC Entity is includible in a Post Consolidated Return, Post shall maintain separate calculations of BellRing LLC Taxes, BellRing LLC Separate Tax Attributes, Post Separate Taxes, and Post Separate Tax Attributes. To the extent BellRing LLC or any BellRing LLC Entity is required to be included in any Post Consolidated Return, Post shall prepare and file (or cause to be prepared and filed) each such Post Consolidated Return, and shall pay, or cause to be paid, to the applicable Governmental Authority all Taxes due in respect of any such Post Consolidated Return. Post may take (or fail to take) any position on or make (or fail to make) any elections or other determinations with respect to any Post Consolidated Return in its sole discretion; provided that Post will act reasonably and in good faith in balancing the competing interests between Post and the BellRing LLC Entities and maximizing the tax positions of the BellRing LLC Entities, on the one hand, and Post, on the other hand, in an equitable fashion.

(b) In the event that any Post Consolidated Return includes a BellRing LLC Entity, the following rules shall apply: (i) BellRing LLC will pay to Post an amount equal to any BellRing LLC Taxes that are actually paid by Post in respect of such return; (ii) if, as a result of the offset of a Tax liability with a Post Separate Tax Attribute, the BellRing LLC Taxes in respect of such return exceed the actual cash liability paid by Post, then BellRing LLC shall be required to pay Post an amount equal to such excess only at such time, and to the extent, that the cash liability for a later Tax period in respect of Post Separate Taxes is greater than it would have been had the Post Separate Tax Attribute not been used to create the excess (for the avoidance of doubt, even if such later Tax period occurs at a time when the applicable BellRing LLC Entity is no longer included in the applicable Post Consolidated Return); (iii) if, as a result of the offset of a Tax liability with a BellRing LLC Separate Tax Attribute, the Post Separate Taxes exceed the actual cash liability paid by Post in respect of the return, then Post shall be required to pay BellRing LLC an amount equal to such excess only at such time, and to the extent, that the cash Tax liability for a later Tax period in respect of BellRing LLC Taxes is greater than it would have been had the BellRing LLC Separate Tax Attribute not been used to create the excess (for the avoidance of doubt, even if such later Tax period occurs at a time when the applicable BellRing LLC Entity is no longer included in the applicable Post Consolidated Return); (iv) subject to clause (v) of this Section 2.01(b) each Party shall make, or cause to be made, any and all payments due under this Section 2.01(b) on or before the later of (x) ten (10) Business Days before the due date of the applicable Taxes (including estimated Tax payments) and (y) ten (10) Business Days after the Party required to make a payment is notified of such requirement (which such notice may be provided prior to the time the applicable Taxes are paid, and such notice may represent a reasonable estimate (provided that the amount of payments shall in all cases be based on the actual Tax liability and not on such reasonable estimate)); and (v) amounts owed between Post and BellRing LLC under clauses (i)-(iii) of this Section 2.01(b) that are due and payable in respect of the same Post Consolidated Return may be netted against each other. In the event that BellRing Inc. is included in a Post Consolidated Return, then to the extent (i) Post is required to pay Income Taxes attributable to BellRing Inc. that are not otherwise addressed in this Section 2.01(b), or (ii) any Post Separate Tax Attributes are used to offset such Income Taxes, then Post and Bellring Inc. shall make payments to each other using the procedures and principles contained in this Article II (without duplication for Income Taxes otherwise addressed in this Section 2.01(b)) as if Bellring Inc. were Bellring LLC.

Section 2.02 Allocation of Taxes. At least ten (10) Business Days prior to the filing of a Post Consolidated Return discussed in Section 2.01 (or, if earlier, on the date that a notice is provided by Post to BellRing LLC in respect of such Post Consolidated Return filing pursuant to Section 2.01), Post shall deliver to BellRing LLC, to be shared with BellRing Inc. at BellRing Inc.’s request, for BellRing LLC’s review and comment, Post’s calculation of the BellRing LLC Taxes, BellRing LLC Separate Tax Attributes, Post Separate Taxes, Post Separate Tax Attributes, and amounts due under Section 2.01(b), together with supporting documentation, to be included in any such Post Consolidated Return and acting in good faith shall incorporate all reasonable suggestions or comments made by BellRing LLC regarding such calculations, provided that nothing herein shall be interpreted to require the disclosure of (i) the Post Consolidated Return or items on the

Post Consolidated Return that do not relate to the BellRing LLC Entities and Post may provide pro forma separate company Tax Returns or summaries of issues in lieu of any such disclosure, or (ii) anything that is privileged so long as sufficient information and calculations are provided in a form so that BellRing LLC can analyze and dispute any calculations pursuant to this Agreement. In the event of any dispute between Post, BellRing LLC and BellRing Inc. regarding a calculation of the amount of BellRing LLC Taxes, BellRing LLC Separate Tax Attributes, Post Separate Taxes, or Post Separate Tax Attributes, the relevant Parties shall work together in good faith to resolve such disagreement, and to the extent they are unable to do so within ninety (90) days, the dispute shall be resolved by an Accounting Firm in accordance with Section 5.02; provided that during the pendency of any such dispute, the Parties shall be obligated to make the payments as required by Section 2.01(b) consistent with the original determinations by Post and within the timeframe described in Section 2.01(b); provided further, that any payments necessary to reflect the resolution of any such dispute shall be made within ten (10) Business Days following such resolution.

Section 2.03 Tax Treatment of Payments. To the extent permitted by applicable law, all amounts paid pursuant to this Article II shall be treated as reimbursements for expenses, and shall not be treated as distributions by BellRing LLC in respect of its equity or as capital contributions to BellRing LLC.

ARTICLE III

Indemnification for Taxes

Section 3.01 Indemnified Taxes. Post shall pay (or cause to be paid), and shall indemnify and hold the BellRing LLC Entities harmless from and against, without duplication, any losses attributable to or relating to (i) all Taxes of the BellRing LLC Entities that are attributable to a Pre-Closing Period, (ii) all Tax liabilities of another Person imposed on any BellRing LLC Entity arising by law (including transferee or successor liability), equity, contract (for the avoidance of doubt, excluding this Agreement), or otherwise as a result of a transaction that occurred during the Pre-Closing Period, (iii) all Tax liabilities of Post and its Affiliates (other than the BellRing LLC Entities) imposed on any BellRing LLC Entity by a Governmental Authority as a result of being includible on a Post Consolidated Return (whether imposed for a Pre-Closing Period or a Post-Closing Period), but, with respect to any such Tax liabilities imposed for Post-Closing Periods in respect of BellRing LLC Taxes, only to the extent BellRing LLC has made a payment with respect to such Taxes to Post as required by Article II, (iv) any Tax liabilities assessed against a BellRing LLC Entity in its capacity as a withholding agent for a payment made to Post or its Affiliate (other than a BellRing LLC Entity), (v) all Tax liabilities under Section 965 of the Code (whether imposed for a Pre-Closing Period or a Post-Closing Period), and (vi) all Tax liabilities resulting from the Formation Transactions (whether imposed for a Pre-Closing Period or a Post-Closing Period) ((i) through (vi) collectively, “Indemnified Taxes”). To the extent Post cannot pay any such amounts directly to the relevant taxing authorities, Post shall timely pay, or cause to be timely paid, any such amounts to BellRing LLC.

Section 3.02 Refunds of Pre-Closing Taxes. Any Tax refunds that are received by a BellRing LLC Entity shall be for the account of Post to the extent attributable to Indemnified Taxes that were actually paid, or caused to be paid, by Post. The relevant BellRing LLC Entity shall pay over to Post any such refund, net of Taxes and reasonable expenses attributable thereto, paid in cash within ten (10) Business Days after receipt thereof, and to the extent any refunds are applied against a future Tax liability, the relevant BellRing LLC Entity shall pay over to Post the amount of Tax savings at the time the Tax Return in which such savings are realized is required to be filed (taking into account applicable extensions). The relevant BellRing LLC Entities shall cooperate with Post in obtaining any such Tax refunds.

Section 3.03 Apportionment. For purposes of this Article III, any Taxes, refunds or credits attributable to a Straddle Period shall be apportioned between the Pre-Closing Period and the Post-Closing Period using the Closing of the Books Method.

Section 3.04 Tax Treatment of Payments. To the extent permitted by applicable law, all amounts paid pursuant to this Article III shall be treated as reimbursements for expenses, and shall not be treated as distributions by BellRing LLC in respect of its equity or as capital contributions to BellRing LLC.

Section 3.05 Survival. The indemnity obligations described in this Article III shall survive until the expiration of all applicable underlying statutes of limitations governing the applicable Taxes.

ARTICLE IV

Cooperation

Section 4.01 Cooperation for Spin-Off Transaction. As applicable, Post, BellRing Inc. and BellRing LLC shall cooperate and work together in good faith to ensure Post’s (or an Affiliate’s) ability to effect a spin-off, split-off or similar transaction (however evidenced or structured, including a subsequent merger of such Affiliate and BellRing Inc.) in a tax-free manner.

Section 4.02 Cooperation for Tax Audits. In the event of an audit by a Governmental Authority of Post, BellRing Inc., or a BellRing LLC Entity, the relevant entity shall promptly notify such other Parties of, and keep the other Parties reasonably informed with respect to, the portion of any such audit the outcome of which is reasonably expected to affect such Parties’ rights and obligations under this Agreement, and such Parties shall have the right to participate in and to monitor at its own expense (but not to control) any such portion of any such audit; provided that the relevant entity shall not settle or fail to contest any issue that is reasonably expected to materially affect such Parties’ rights or obligations under this Agreement without the prior written consent of such Parties, such consent not to be unreasonably withheld, conditioned or delayed.

ARTICLE V

Miscellaneous

Section 5.01 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State.

Section 5.02 Dispute Resolution. In the event of any dispute between the Parties as to any matter covered by Article II or Article III, the parties to such dispute shall appoint a mutually acceptable independent accounting firm (the “Accounting Firm”) to resolve such dispute. The Parties acknowledge that any discussions between the Parties in connection with any such dispute are without prejudice communications made in confidence with the intent of attempting to resolve a potentially litigious dispute and are subject to settlement privilege. Each Party shall provide the other Parties with reasonable access to the working papers and other related information relating to any such dispute and any applicable calculations that are related to, or are the subject matter of, such dispute. The Parties shall make their respective submissions to the Accounting Firm within thirty (30) days after selecting such firm pursuant to this Section 5.02. The determination by such Accounting Firm applying the procedures described herein shall be final, binding, and conclusive on the Parties and judgment may be entered thereon in a court of competent jurisdiction pursuant to Section 5.10. In making its determination pursuant to this Section 5.02, the Accounting Firm (A) shall consider only the items that remain in dispute as of the time of such determination; and (B) shall not assign a value outside the range of the values provided by such Parties. The Parties shall use reasonable efforts to cause the Accounting Firm to make its determination within thirty (30) days after the Parties have made their respective submissions to the Accounting Firm. The Accounting Firm shall resolve all disputes in a manner consistent with this Agreement. The Parties shall require the Accounting Firm to render all determinations in writing and to set forth, in reasonable detail, the basis for such determination. The fees and expenses of the Accounting Firm shall be borne by BellRing LLC.

Section 5.03 Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement or any other such instrument. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 5.04 Entire Agreement. This Agreement and other documents to be entered into or executed by the Parties in connection with the Master Transaction Agreement, together with all exhibits and schedules hereto and thereto, constitute the entire agreement among the Parties pertaining to the subject matter of such agreements and supersede all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the Parties.

Section 5.05 Assignment. This Agreement shall not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Parties, not to be unreasonably withheld, conditioned or delayed. No assignment by any Party (including any assignments described in the parenthetical in the preceding sentence) shall relieve such Party of any of its obligations hereunder. Any attempted assignment in violation of this Section 5.05 shall be null and void. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

Section 5.06 Specific Performance.

(a) The Parties agree that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies, even if available, would not be an adequate remedy for any such harm. The Parties agree that (i) each of the Parties shall be entitled to an injunction or injunctions from a court of competent jurisdiction as set forth in Section 5.10 to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement, and without that right, BellRing Inc., BellRing LLC, and Post would not have entered into this Agreement. Each of the Parties agrees that no Party or any other Person shall be required to obtain, furnish, or post any bond or similar instrument in connection with or as a condition to obtaining any remedy under this Section 5.06(a), and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Each of the Parties also agrees that it will not oppose the granting of an injunction, specific performance, or other equitable relief on the basis that the other Party has an adequate remedy at law or that any such injunction or award of specific performance or other equitable relief is not an appropriate remedy for any reason.

(b) The Parties further agree that by seeking the remedies provided for in this Section 5.06, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement (including monetary damages) for breach of any of the provisions of this Agreement.

Section 5.07 Amendments; Waivers. This Agreement may not be amended except by an instrument in writing signed by each of the Parties. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise expressly provided in this Agreement, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 5.08 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile transmission or by electronic mail, and a facsimile or electronic copy of this Agreement or of a signature of a Party shall be effective as an original.

Section 5.09 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE.

Section 5.10 Jurisdiction; Service of Process. Each of the Parties irrevocably agrees that any legal action or proceeding brought by any Party with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by another Party or its successors or assigns, shall be brought and determined exclusively in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court. Each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding brought by any Party with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 5.10, (b) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) waives, to the fullest extent permitted by law, any claim that (i) such suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the Parties irrevocably agrees that, subject to any available appeal rights, any decision, order, or judgment issued by such above named courts shall be binding and enforceable, and irrevocably agrees to abide by any such decision, order, or judgment. Each of the Parties hereto agrees that service of process upon such Party in any such action or proceeding shall be effective if such process is given as a notice in accordance with Section 5.11. NOTWITHSTANDING THIS Section 5.10, ANY DISPUTE REGARDING A MATTER COVERED BY Section 5.02 SHALL BE RESOLVED IN ACCORDANCE WITH Section 5.02; PROVIDED THAT THE TERMS OF Section 5.02 MAY BE ENFORCED BY EITHER PARTY IN ACCORDANCE WITH THE TERMS OF THIS Section 5.10.

Section 5.11 Notices.

(a) All notices, requests, claims, demands, and other communications hereunder shall be in writing (including email, so long as a receipt of such email is requested and received) and shall be deemed duly given and received (i) on the date of delivery if delivered personally or via email, or (ii) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

If to BellRing Inc., to:

BellRing Brands, Inc.

2503 S. Hanley Road

St. Louis, Missouri 63144

Attn: General Counsel

Email:

If to BellRing LLC, to:

BellRing Brands, LLC

2503 S. Hanley Road

St. Louis, Missouri 63144

Attn: General Counsel

Email:

If to Post, to:

Post Holdings, Inc.

2503 S. Hanley Road

St. Louis, Missouri 63144

Attn: General Counsel

Email:

with a copy to (which shall not constitute notice):

Post Holdings, Inc.

2503 S. Hanley Road

St. Louis, Missouri 63144

Attn: Randy Ridenhour

Email:

Any Party may change its contact information by giving the other Parties written notice of its new contact information in the manner set forth above.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

Post Holdings, Inc.

By:
Name:
Title:

BellRing Brands, Inc.

By:
Name:
Title:

BellRing Brands, LLC

By:
Name:
Title: